Exhibit 10.9

GENESIS PARK ACQUISITION CORP.

2000 Edwards Street, Suite B

Houston, Texas 77007

October [●], 2020

Genesis Park II LP

2000 Edwards Street, Suite B

Houston, Texas 77007

Ladies and Gentlemen:

This letter agreement will confirm our agreement that, commencing on the effective date (the “Effective Date”) of the registration statement (the “Registration Statement”) for the initial public offering (the “IPO”) of the securities of Genesis Park Acquisition Corp. (the “Company”) and continuing until the earlier of (i) the consummation by the Company of an initial business combination and (ii) the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”), Genesis Park II LP (“Genesis Park”) shall take steps directly or indirectly to make available to the Company certain office space and secretarial and administrative services as may be required by the Company from time to time, situated at 2000 Edwards Street, Suite B, Houston, Texas 77007 (or any successor location). In exchange therefore, the Company shall pay Genesis Park (or an affiliate as directed by Genesis Park) a sum of $15,000 per month commencing on the Effective Date and continuing monthly thereafter until the Termination Date. Genesis Park hereby agrees that it does not have any right, title, interest or claim of any kind (a “Claim”) as a result of, or arising out of, this letter agreement in or to any monies that may be set aside in a trust account (the “Trust Account”) that may be established for the benefit of the public shareholders of the Company in connection with and upon the consummation of the IPO and hereby irrevocably waives any Claim it presently has or may have in the future as a result of, or arising out of, this letter agreement, and agrees that it will not seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever as a result of, or arising out of, this letter agreement.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements and representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

The parties may not assign this letter agreement and any of their rights, interests, or obligations hereunder without the consent of the other party. Any purported assignment in violation of this paragraph shall be null and void and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement and any dispute between the parties hereto with respect to this letter agreement, shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles that will apply the laws of another jurisdiction.

This letter agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this letter agreement.

[Signature Page Follows]

Very truly yours,

GENESIS PARK ACQUISITION CORP.

By:
Name: Paul W. Hobby
Title: Chief Executive Officer and Director

Agreed and Accepted:

GENESIS PARK II LP

By: Genesis Park II GP LLC, its General Partner

By:
Name: Paul W. Hobby
Title: Authorized Signatory